Exhibit 14.1

AMERICAN LAWYER MEDIA
CODE OF ETHICS FOR CHIEF EXECUTIVE AND SENIOR
FINANCIAL OFFICERS

Exhibit 14.1

AMERICAN LAWYER MEDIA	CORPORATE POLICY
CODE OF ETHICS FOR SENIOR OFFICERS	1

TABLE OF CONTENTS

I	GENERAL STATEMENT OF BUSINESS PHILOSOPHY		2
II.	POLICIES AND PRACTICES		2
	A	COMPLIANCE WITH LAWS, RULES AND REGULATIONS	2
	B	CONFLICTS OF INTEREST	2
	C	DISCLOSURES	2
III.	COMPLIANCE WITH CODE OF ETHICS		3
	A	WAIVERS OF CODE OF ETHICS	3
	B	NO RIGHTS CREATED	3

AMERICAN LAWYER MEDIA	CORPORATE POLICY
CODE OF ETHICS FOR SENIOR OFFICERS	2

I. GENERAL STATEMENT OF BUSINESS PHILOSOPHY

American Lawyer Media, Inc. (“ALM”) is committed to conducting our business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to full and accurate financial disclosure in compliance with applicable law. This Code of Ethics, applicable to ALM’s Chief Executive Officer, Chief Financial Officer, Vice President of Finance and Corporate Controller (together, “Senior Officers”), sets forth specific policies to guide you in the performance of your duties.

As a Senior Officer, you must not only comply with applicable law. You also must engage in and promote honest and ethical conduct and abide by the Code of Ethical Business Conduct and other ALM policies and procedures that govern the conduct of our business. Your leadership responsibilities include creating a culture of high ethical standards and commitment to compliance, maintaining a work environment that encourages employees to raise concerns, and promptly addressing employee compliance concerns.

II. POLICIES AND PRACTICES

A. Compliance With Laws, Rules And Regulations

You are required to comply with the laws, rules and regulations that govern the conduct of our business and to report any suspected violations in accordance with the section below entitled “Compliance With Code Of Ethics.”

B. Conflicts Of Interest

No Senior Officer shall make any investment, accept any position or benefits, participate in any transaction or business arrangement or otherwise act in a manner that creates or appears to create a conflict of interest unless the Senior Officer makes full disclosure of all facts and circumstances to, and obtains the prior written approval of the Vice President — General Counsel and the Executive Committee of the Board of Directors.

C. Disclosures

It is ALM’s policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that ALM files with, or submits to, the Securities and Exchange Commission and in all other public communications made by ALM. As a Senior Officer, you are required to promote compliance with this policy by all employees and to abide by standards, policies and procedures designed to promote compliance with this policy.

AMERICAN LAWYER MEDIA	CORPORATE POLICY
CODE OF ETHICS FOR SENIOR OFFICERS	3

III. COMPLIANCE WITH CODE OF ETHICS

If you know of or suspect a violation of applicable laws, rules or regulations, ALM’s Code of Ethical Business Conduct or this Code of Ethics, you must immediately report that information to the Vice President- General Counsel and/or any member of the Board of Directors. No one will be subject to retaliation because of a good faith report of a suspected violation.

Violations of this Code of Ethics may result in disciplinary action, up to and including termination. The Board of Directors shall determine, or shall designate appropriate persons to determine, appropriate action in response to violations of this Code.

A. Waivers Of Code Of Ethics

If you would like to seek a waiver of the Code of Ethics you must make full disclosure of your particular circumstances to the Vice President — General Counsel and/or the Executive Committee of the Board of Directors. Amendments to and waivers of this Code of Ethics will be publicly disclosed as required by applicable law and regulations.

B. No Rights Created

This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern ALM’s Senior Officers in the conduct of ALM’s business. It is not intended to and does not create any rights in any employee, customer, client, supplier, competitor, shareholder or any other person or entity.

AMERICAN LAWYER MEDIA	CORPORATE POLICY
CODE OF ETHICS FOR SENIOR OFFICERS	4

ACKNOWLEDGEMENT

I,                              , confirm that on                 , 2003 I received a copy of ALM’s corporate policy entitled CODE OF ETHICS FOR CHIEF EXECUTIVE AND SENIOR FINANCIAL OFFICERS (the “Code”) issued effective December 1, 2003. Furthermore, I confirm that I have read and understood the contents of the Code, that I am familiar with my responsibilities as outlined therein and will adhere to the rules set forth. In the event of a violation by me of any provision(s) of the Code, I understand that ALM may take disciplinary action, up to and including the termination of my employment.

In addition, I confirm that I have no knowledge, nor suspicion of any wrongdoings by my fellow Senior Officers relative to the provisions contained in the Code. I am also aware that failure by me to immediately report such activities to the Vice President — General Counsel, provided I have knowledge/suspicion of them, could also subject me to disciplinary action, up to and including the termination of my employment.

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